EXHIBIT 4.1
SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the “Agreement”) dated as of the 5th day of June 2008, by and among Organetix, Inc., a Delaware corporation having its offices at c/o Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Fl., New York, NY 10006 (the “Company”), Seafarer Explorations, Inc., a Florida corporation, and the shareholders of Seafarer Explorations, Inc. named on the signature page of this Agreement (collectively, the “Shareholders” and each, individually, a “Shareholder”).

WITNESSETH:

WHEREAS, the Shareholders are the holders of all of the issued and outstanding capital stock (the “Seafarer Shares”) of Seafarer;

WHEREAS, the Shareholders are acquiring a controlling interest in the Company; and

WHEREAS, the Company is willing to issue shares of its common stock, par value $0.0001 per share (the “Common Stock”), to the Shareholders in consideration for all of the Seafarer Shares;

NOW, THEREFORE, for the mutual consideration set out herein, the parties agree as follows:

1.    Exchange of Shares.

(a)    Issuance of Shares by the Company. On and subject to the conditions set forth in this Agreement, the Company will issue to the Shareholders, pro-rata, in exchange for 18,905,083 Seafarer Shares, which represents all of the issued and outstanding capital stock of Seafarer, 131,243,235 shares of Common Stock (the “Company Shares”).  The Company Shares will be issued to the Shareholders in the amounts set forth after their respective names in Schedule I to this Agreement.

(b)    Transfer of Seafarer Shares by the Shareholders. Subject to the conditions set forth in this Agreement, the Shareholders will transfer to the Company all of the Seafarer Shares in exchange for the Company Shares.  Each Shareholder holds the number of Seafarer Shares set forth after his or her name in Schedule I to this Agreement.

(c)    Closing. The issuance of the Common Stock to the Shareholders and the transfer of the Seafarer Shares to the Company will take place at a closing (the “Closing”) to be held at the office of Sichenzia Ross Friedman Ference, LLP, 61 Broadway, 32nd Floor, New York, New York 10006 as soon as possible after or contemporaneously with the satisfaction or waiver of all of the conditions to closing set forth in Section 6 of this Agreement (the “Closing Date”).

2.    Representations and Warranties of the Company. The Company hereby represents, warrants, covenants and agrees as follows:

(a)   Organization and Authority.

(i)
The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company does not have any equity investment or other interest, direct or indirect, in, or any outstanding loans, advances or guarantees to or on behalf of, any domestic or foreign corporation, limited liability company, association, partnership, joint venture or other entity.

(ii)
Complete and correct copies of the Company’s certificate of incorporation and by-laws are available for review on the EDGAR system maintained by the U.S. Securities and Exchange Commission (the “Commission”).

(iii)
The Company has full power and authority to carry out the transactions provided for in this Agreement, and this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditor’s rights and except that any remedies in the nature of equitable relief are in the discretion of the court.  All necessary action required to be taken by the Company for the consummation of the transactions contemplated by this Agreement has been taken.

(iv)
The execution and performance of this Agreement will not constitute a breach of any agreement, indenture, mortgage, license or other instrument or document to which the Company is a party or by which its assets and properties are bound, and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to the Company or its properties.  The execution and performance of this Agreement will not violate or conflict with any provision of the certificate of incorporation or by-laws of the Company.

(v)
The Company Shares, when issued pursuant to this Agreement, will be duly and validly authorized and issued, fully paid and non-assessable. The issuance of the Company Shares to Shareholders is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption provided by Section 4(2) and Rule 506 promulgated thereunder.

(vi)
The authorized Common Stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, of which 125,621,114 shares are presently outstanding and 50,000,000 blank check preferred stock, par value $0.0001 per share, of which none have been designated or issued.  The Company has no outstanding or authorized warrants, options, other rights to purchase or otherwise acquire capital stock or any other securities of the Company, preemptive rights, rights of first refusal, registration rights or related commitments of any nature.  All issued and outstanding Common Stock was either (i) registered under the Securities Act, or (ii) issued pursuant to valid exemptions from registration thereunder.

(vii)
No consent, approval or agreement of any person, party, court, governmental authority, or entity is required to be obtained by the Company in connection with the execution and performance by the Company of this Agreement or the execution and performance by the Company of any agreements, instruments or other obligations entered into in connection with this Agreement.

(viii)	The Company Shares, when issued to the Shareholders, will be free and clear of all liens, claims and encumbrances, and will be deemed to be fully paid and nonassessable.

(b)   SEC Documents.

(i)
The Company is current with its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  None of the Company’s filings made pursuant to the Exchange Act (collectively, the “Company SEC Documents”) contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, and are available on the Commission’s EDGAR system.

(ii)
The Company SEC Documents include the Company’s audited consolidated financial statements for the fiscal years ended December 31, 2007 and 2006 (collectively, the “Financial Statements”), including, in each case, a balance sheet and the related statements of income, stockholders’ equity and cash flows for the period then ended, together with the related notes.  The Financial Statements are in accordance with all books, records and accounts of the Company, are true, correct and complete and have been prepared in accordance with GAAP, consistently applied.  The Financial Statements present fairly the financial position of the Company at the respective balance sheet dates, and fairly present the results of the Company’s operations, changes in stockholders’ equity and cash flows for the periods covered.

(iii)
At the close of business on March 31, 2008, the Company did not have any material liabilities, absolute or contingent, of the type required to be reflected on balance sheets prepared in accordance with GAAP which are not fully reflected, reserved against or disclosed on the March 31, 2008 balance sheet.  The Company has not guaranteed or assumed or incurred any obligation with respect to any debt or obligations of any person or entity, except endorsements made in the ordinary course of business in connection with the deposit of items for collection.  The Company does not have any debts, contracts, guaranty, standby, indemnity or hold harmless commitments, liabilities or obligations of any kind, character or description, whether accrued, absolute, contingent or otherwise, or due or to become due, and not heretofore paid or discharged.

(c)   Absence of Changes.  Since December 31, 2007, except as set forth in the Company SEC Documents, there have not been:

(i)
any changes in the consolidated assets, liabilities, or financial condition of the Company, except changes in the ordinary course of business which do not and will not have a material adverse effect on the Company;

(ii)
any damages, destruction, or losses, whether or not covered by insurance, materially and adversely affecting the assets or financial condition of the Company (as conducted and as proposed to be conducted);

(iii)
any changes or amendments to a material contract, charter document or arrangement not in the ordinary course of business to which the Company is a party other than contracts which are to be terminated at or prior to the Closing;

(iv)	any loans made by the Company to any of affiliate of the Company or any of the Company’s employees, officers, directors, shareholders or any of its affiliates;

(v)	any declarations or payments of any dividend or other distribution or any redemption of any capital stock of the Company;

(vi)	any sales, transfers, or leases of any of the Company’s assets other than in the ordinary course of business;

(vii)	any other events or conditions of any character which might have a material adverse effect on the Company;

(viii)
any satisfactions or discharges of any lien, claim or encumbrance or payment of any obligation by Company except in the ordinary course of business and that is not material to the assets or financial condition of the Company; or

(ix)	any agreements or commitments by the Company to do any of the things described in this Section 2(c).

(d)   Property.  Except as set forth in the Company SEC Documents, the Company does not own any real estate and is not a party to any lease agreement.

(e)   Taxes.  The Company has filed all federal, state, county and local income, excise, franchise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on the Company, and has paid or made adequate provision in the financial statement included in the Company SEC Documents for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received.  The Company is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

(f)   Contracts and Commitments.  Except as contemplated under this Agreement or set forth in the Company SEC Documents, the Company is not a party to any material contract or agreement.

(g)   No Defaults.  The Company is not in violation of its certificate of incorporation or by-laws or any judgment, decree or order, applicable to it.

(h)   Litigation.  There are no material (i.e., claims which, if adversely determined based on the amounts claimed, would exceed five thousand dollars ($5,000) in the aggregate) claims, actions, suits, proceedings, inquiries, labor disputes or investigations (whether or not purportedly on behalf of the Company) pending or, to Company’s knowledge, threatened against the Company or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation.

(i)    Compliance with Laws.  The Company, to its knowledge, is in full compliance with all laws applicable to it (including, without limitation, with respect to zoning, building, wages, hours, hiring, firing, promotion, equal opportunity, pension and other benefit, immigration, nondiscrimination, warranties, advertising or sale of products, trade regulations, anti-trust or control and foreign exchange or, to the Company’s knowledge, environmental, health and safety requirements).

(j)    Contracts and Commitments.  The Company is not a party to any contract of agreement other than agreements that will be terminated at or prior to the Closing.

(k)    Intellectual Property.  The Company has no intellectual property rights.

(l)    No Broker.  Neither the Company nor any of its agents or employees has employed or engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.  The Company shall indemnify and hold the Shareholders harmless against any loss, damage, liability or expense, including reasonable fees and expenses of counsel, as a result of any brokerage fees, commissions or finders’ fees which are due as a result of the consummation of the transaction contemplated by this Agreement.

(m)    Reliance by Shareholders.  The representations and warranties set forth in this Section 2 taken together, do not contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein, when taken together, not misleading, and there is no fact which materially and adversely affects the business, operations or financial condition of the Company.  Shareholders may rely on the representations set forth in this Section 2 notwithstanding any investigation it may have made.

(n)    Percentage Ownership of Company Shares. When issued, the Company Shares will constitute 49% of the total Common Stock of the Company that is issued and outstanding.

3.    Representations and Warranties of the Shareholders. Each of the Shareholders hereby represents, warrants, covenants and agrees as follows:

(a)    Authority.  The Shareholder has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform the Shareholder’s obligations under this Agreement.  Assuming this Agreement has been duly and validly authorized, executed and delivered by the Company, this Agreement constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

(b)    No Conflict.  Neither the execution or delivery by the Shareholder of this Agreement, nor the consummation or performance by the Shareholder of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, any agreement or instrument to which the Shareholder is a party or to which the Seafarer Shares are subject; or (b) contravene, conflict with, or result in a violation of, any law to which the Shareholder may be subject.

(c)    Ownership of Shares.  The Shareholder owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to the Company pursuant to this Agreement, the Seafarer Shares free and clear of any and all liens, claims and encumbrances.  There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which the Shareholder is a party or by which the Shareholder or the Seafarer Shares are bound with respect to the issuance, sale, transfer, voting or registration of the Seafarer Shares.  Upon delivery of the Seafarer Shares to the Company, the Company will acquire good, valid and marketable title to the Seafarer Shares free and clear of any and all liens, claims and encumbrances.

(d)    Litigation.  There is no pending action, claim or proceeding against the Shareholder that involves the Seafarer Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Shareholder, no such action, claim or proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such action, claim or proceeding.

(e)    No Brokers or Finders.  No person or entity has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Shareholder or the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Shareholder will indemnify and hold the Company harmless against any liability or expense suffered or incurred by the Company as a result of such representation being untrue in any respect.

(f)    Investment Representations.  The Shareholder hereby represents and warrants to the Company:

i.    Acknowledgment.  The Shareholder understands and agrees that the Company Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Company Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an Company not involving a public offering or Regulation S for offers and sales of securities outside the U.S.

ii.    Status.  By its execution of this Agreement, the Shareholder represents and warrants to the Company that the Shareholder is an Accredited Investor and that the Company Shares are being offered and transferred to the Shareholder in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Shareholder set forth in this Agreement, in order that the Company may determine the applicability and availability of the exemptions from registration of the Company Shares on which the Company is relying.

iii.    Additional Representations and Warranties of the Shareholder as an Accredited Investor.  The Shareholder, by indicating that the Shareholder is an Accredited Investor on his signature page to this Agreement, further makes the representations and warranties to the Company set forth on Exhibit A attached hereto and made a part hereof.

iv.    Stock Legends.  The Shareholder hereby agrees with the Company as follows:

(1)    Securities Act  Legend - Accredited Investors.  The certificates evidencing the Company Shares issued to the Shareholder, and each certificate issued in connection with any transfer thereof, will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(2)    Other Legends.  The certificates representing such Company Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable Law, including, without limitation, any U.S. state corporate and state securities law, or contract.

(3)    Opinion.  The Shareholder shall not transfer any or all of the Company Shares pursuant to Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the Company Shares, without first providing the Company with an opinion of counsel (which counsel and opinion are reasonably satisfactory to the Company) to the effect that such transfer will be made in compliance with Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

(4)    Consent.  The Shareholder understands and acknowledges that the Company may refuse to transfer the Company Shares, unless the Shareholder complies with this Section 4.2.4 and any other restrictions on transferability set forth in Exhibit A.  The Shareholder consents to the Company making a notation on its records or giving instructions to any transfer agent of the Company’s common stock in order to implement the restrictions on transfer of the Company Shares.

v.    Representation as to Affiliate Status.  The Shareholder hereby represents and warrants to the Company that The Shareholder is not an Affiliate of Seafarer.

4.    Closing Deliveries.

(a)    On the Closing Date, the Company shall deliver or cause to be delivered to each Shareholder (the following being the “Company Deliverables”):

(i)    a certificate registered in the name of each Shareholder representing the number of Company Shares set forth on Schedule I to which it is entitled;

(ii)    a copy of the legal opinion of counsel to the Company, reasonably acceptable to the Shareholders, as to the issuance of the Company Shares; and

(iii)    a copy of the undated letters of resignation from each of the directors and officers of the Company.

(b)   On the Closing Date, each Shareholder and Seafarer shall deliver or cause to be delivered to the Company (the following being the “Shareholder Deliverables”):

(i)    fully executed and duly authorized transaction documents, including this Share Exchange Agreement and all other ancillary documents and resolutions required by the Company.

(ii)    the certificates representing 100% of the Seafarer Shares or, if any certificate is lost, as to such certificate, the affidavit (in form and substance reasonably satisfactory to the Company, and prepared by the Company for the Shareholder) of the Shareholder unable to deliver such certificate.

6.    Conditions to the Obligation of the Shareholders to Close.  The obligations of Shareholders under this Agreement are subject to the satisfaction of the following conditions unless waived by Shareholders:

a.    Representations and Warranties.  On the Closing Date, the representations and warranties of the Company shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on such date, and the Company shall have performed all of their respective obligations required to be performed by them pursuant to this Agreement at or prior to the Closing Date, and Shareholders shall have received a certificate of the Company to such effect and as to any other matters set forth in this Agreement.

b.    No Material Adverse Change.  No Material Adverse Change in the business or financial condition of the Company shall have occurred or be threatened since the date of this Agreement, and no action, suit or proceedings shall be threatened or pending before any court of governmental agency or authority or regulatory body seeking to restraint, prohibition or the obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement or that, if adversely decided, has or may have a Material Adverse Effect.

c.    Company Deliverables.  The Shareholders shall have received the Company Deliverables.

d.    Resignations.  All officers and directors of the Company shall have tendered an undated letter of resignation.

e.    Elections and Appointments.  The following individuals shall have been elected as directors of the Company effective as of the Closing Date:

Kyle Kennedy, Chairman of the Board

James Alexander, Director

Pelle Ojasu, Director

7.    Accredited Investor Status.

By countersigning this Agreement, each of the Shareholders, severally and not jointly, represents that such Shareholder is an accredited investor as such is defined in Regulation D promulgated under the Securities Act of 1933 as amended, because such Shareholder fits one of the definitions set forth in Exhibit A attached hereto.

8.    Notices.  All notices, requests and other communications to any party hereunder shall be in writing and either delivered personally, telecopied or sent by certified or registered mail, postage prepaid, if to Seafarer:

100 2nd Avenue South
STE 104N
St. Petersburg, FL 33701
(t) 727.502.0508
(f) 727.502.0858

if to the Company:

Sichenzia Ross Friedman Ference, LLP
61 Broadway, 32nd Fl.
New York, New York 10006
Attention: Jonathan R. Shechter, Esq.
(t) 212.930.9700
(f) 2112.930.9725

or such other address or fax number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date delivered personally or by overnight delivery service or telecopied or, if mailed, five business days after the date of mailing if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt

9.    Miscellaneous.

(a)    This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements, understandings and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or the party granting the waiver with respect to a waiver. No course of conduct or dealing and no trade custom or usage shall modify any provisions of this Agreement.

(b)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

(c)    This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

(d)    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

(e)    The various representations, warranties, and covenants set forth in this Agreement or in any other writing delivered in connection therewith shall survive the issuance of the Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement the day and year first above written.

ORGANETIX, INC.

By:	/s/ Seth Shaw
Seth Shaw
Chief Executive Officer

SEAFARER EXPLORATION, INC.

By:	/s/ Kyle Kennedy
Kyle Kennedy
Chief Executive Officer

SHAREHOLDER SIGNATURE PAGE TO
SEAFARER EXPLORATION, INC. / ORGANETIX, INC.
 SHARE EXCHANGE AGREEMENT

_____________________________
Am-Asia Consulting, Inc.

_____________________________
Brill, Frank

_____________________________
Carbaugh, Richard T. Jr.

_____________________________
Coon, Bob

_____________________________
Credo Argentarius

_____________________________
De Leo, Arthur

_____________________________
Expo Trade Auto, LLC

_____________________________
Fessler, Mark

_____________________________
Foley, Aaron

_____________________________
Gadzhiev, Arif

_____________________________
Gillespie, David

_____________________________
Halprin, Natalya

_____________________________
Holm, Tarmo

_____________________________
Kennedy, David

_____________________________
Kennedy, Kara A.

_____________________________
Kennedy, Krystal

_____________________________
Kopper, Ivo

_____________________________
Kurmakajev, Eduard

_____________________________
Kuznetsov, Phillip

_____________________________
Lantern Rock Limited

_____________________________
Laynor, Jeremy

_____________________________
Lewis, David

_____________________________
Lindskog, David L.

_____________________________
Little, Robert

_____________________________
Mae, Mait

_____________________________
Makofske, Ruth

_____________________________
McCann, Adam Richard

_____________________________
Neel, Jerry Jr.

_____________________________
Ojasu, Olle

_____________________________
Ojasu, Pelle

_____________________________
Ordinat, Yuriy

_____________________________
OU Treasury Development

_____________________________
Partel, Marek

_____________________________
Pecoraro, Mary

_____________________________
Pfeiffer, Robert

_____________________________
Prikk, Kaarel

_____________________________
Reynolds, Scott

_____________________________
Rogers, Joseph

_____________________________
Soom, Varje

_____________________________
Tangredi, Patricia K. & Timothy N.

_____________________________
Tsernjavski, Tarmo

_____________________________
Vahi, Kristjan T.

Schedule I

Exhibit A

Accredited investors

A Person who meets any one of the following tests is an accredited investor:

(a) The Person is an individual who has a net worth, or joint net worth with the Person’s spouse, of at least $1,000,000.

(b) The Person is an individual who had individual income of more than $200,000 (or $300,000 jointly with the Person’s spouse) for the past two years, and the Person has a reasonable expectation of having income of at least $200,000 (or $300,000 jointly with the Person’s spouse) for the current year.

(c) The Person is an officer or director of the Company.

(d) The Person is a bank as defined in section 3(a)(2) of the Securities Act or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity.

(e) The Person is a broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934.

(f) The Person is an insurance company as defined in section 2(13) of the Securities Act.

(g) The Person is an investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act.

(h) The Person is a small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958.

(i) The Person is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

(j) The Person is a private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940.

(k) The Person is an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

(l) The Person is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of the Commission under the Securities Act.

(m) The Person is an entity in which all of the equity owners are accredited investors (i.e., all of the equity owners meet one of the tests for an accredited investor).

If an individual Person qualifies as an accredited investor, such individual may purchase the Shares in the name of his or her individual retirement account (“IRA”).